To the Stockholders of Dreyer’s Grand Ice Cream, Inc.

     You are cordially invited to attend the Annual Meeting of Stockholders of Dreyer’s Grand Ice Cream, Inc. (the “Company”) that will be held at the Calvin Simmons Ballroom in the Oakland Marriott City Center, 1001 Broadway, Oakland, California, on Wednesday, May 21, 2003, at 3:00 p.m. We hope that you will be able to attend, participate and hear management’s report to the stockholders.

     On the following pages, you will find a Notice of Annual Meeting of Stockholders and Proxy Statement. We suggest that you read the Proxy Statement carefully.

     Please use this opportunity to take part in the affairs of the Company by voting on the matters to be acted upon at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote via the Internet or by telephone. See “Voting Via the Internet or by Telephone” in the Proxy Statement for more details. Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a bank or broker. Please note that returning the proxy or voting via the Internet or by telephone does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     The Directors and Officers of the Company look forward to meeting with you.

     If the proposed Merger of the Company and Nestlé (as described under “Introduction – Recent Events”) closes before May 21, 2003, the Annual Meeting will not be held.

T. GARY ROGERS Chairman of the Board of Directors and Chief Executive Officer	WILLIAM F. CRONK, III President

Oakland, California April 25, 2003

Notice of Annual Meeting of Stockholders
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROXY STATEMENT
INTRODUCTION
Recent Events
Annual Report
Solicitation by the Board of Directors; Revocation of Proxies
Costs of Solicitation
Voting of Board of Directors’ Proxies
Shares Outstanding, Voting Rights and Record Date
BOARD OF DIRECTORS
Nominees for Director
Continuing Directors
Committees of the Board
Attendance at Board and Committee Meetings
Remuneration of Directors
Audit Committee Report
Audit and Other Fees
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Equity Compensation Plan Information
Section 16(a) Beneficial Ownership Reporting Compliance
EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
Stock Options
Performance Graph
Employment Contracts, Employment Termination and Change of Control Arrangements
Compensation Committee Report on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Other Relationships
MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS
Election of Directors
Approval of Appointment of Independent Public Accountants
VOTING INFORMATION
General Voting Information
Votes Required For Approval
Voting Via the Internet or by Telephone
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS
Appendix A

Notice of Annual Meeting of Stockholders

May 21, 2003

     The Annual Meeting of Stockholders of DREYER’S GRAND ICE CREAM, INC. will be held on Wednesday, May 21, 2003, at 3:00 p.m. at the Calvin Simmons Ballroom in the Oakland Marriott City Center, 1001 Broadway, Oakland, California, for the following purposes:

1.	Electing three directors to Class III of the Board of Directors;

2.	Approving the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2003 fiscal year of the Company; and

3.	Considering and acting upon such other business as may properly come before the meeting or at any postponements or adjournments thereof.

     A complete list of the stockholders entitled to vote at the meeting, including the address and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose germane to the meeting, at the Company’s corporate office (5929 College Avenue, Oakland, California) during ordinary business hours for 10 calendar days before the date of the meeting. The list will also be available for inspection at the meeting.

     The close of business on April 7, 2003, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     If the proposed Merger of the Company and Nestlé (as described under “Introduction – Recent Events”) closes before May 21, 2003, the Annual Meeting will not be held.

EDMUND R. MANWELL Secretary

April 25, 2003

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:	The Company’s Board of Directors is providing these proxy materials for you in connection with the Company’s 2003 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on May 21, 2003. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
Q:	Why is the Company holding a 2003 Annual Meeting of Stockholders when it recently held a Special Meeting of Stockholders?
A:	Although the Company recently held a Special Meeting of Stockholders to solicit stockholder approval of the proposed Merger of the Company and Nestlé (as described further under “Introduction – Recent Events”), the Merger has not closed and may not close prior to the date of the 2003 Annual Meeting of Stockholders, May 21, 2003. Consequently, the Company is planning on holding its 2003 Annual Meeting to elect its Class III Directors, to serve until the earlier of the closing of the Merger, the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified, and to approve the appointment of PricewaterhouseCoopers LLP as its independent public accountants to serve until the earlier of the closing of the Merger or December 27, 2003. If the Merger closes before May 21, 2003, the Annual Meeting will not be held.
Q:	What information is contained in these materials?
A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002, proxy card and return envelope are also enclosed.
Q:	What proposals will be voted on at the Annual Meeting?
A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of three directors to Class III of the Board of Directors; and
•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants.

Q:	What is the Company’s voting recommendation?
A:	The Company’s Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants.
Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on April 7, 2003 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares purchased through the Company’s 401(k) Plan.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Shares held in street name may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.
Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.
Q:	Can I change my vote?
A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of PricewaterhouseCoopers LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Any undirected shares that you hold in the Company’s 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.
Q:	What is the voting requirement to approve each of the proposals?
A:	In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal regarding the ratification of the independent public accountants requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section entitled “Voting Information.”

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	Where can I find the voting results of the 2003 Annual Meeting?
A:	The Company will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2003.

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is furnished to the stockholders of Dreyer’s Grand Ice Cream, Inc., a Delaware corporation (the “Company”), by the Board of Directors of the Company (the “Board of Directors”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 2003, and at all adjournments or postponements thereof (the “Annual Meeting”). The mailing address of the Company is 5929 College Avenue, Oakland, California 94618, and its telephone number is (510) 652-8187. The approximate date on which this Proxy Statement and the enclosed form of proxy are to be sent to stockholders is on or about April 25, 2003.

Recent Events

     The Company has entered into an Agreement and Plan of Merger and Contribution dated June 16, 2002, as amended (the “Merger Agreement”), with New December, Inc. (“New Dreyer’s”), December Merger Sub, Inc., Nestlé Holdings, Inc. (“Nestlé”) and NICC Holdings, Inc. (“NICC Holdings”) a wholly-owned subsidiary of Nestlé, to combine the Company with Nestlé’s United States frozen dessert business. The combination (the “Merger”) will result in both the Company and Nestlé Ice Cream Company, LLC (“NICC”), which holds Nestlé’s United States frozen dessert business, becoming wholly-owned subsidiaries of New Dreyer’s, a Delaware corporation formed by the Company to effect the transactions contemplated by the Merger Agreement. See “Executive Compensation – Other Relationships” below for additional information concerning the proposed Merger.

     The Company held a Special Meeting of Stockholders on March 20, 2003, at which the Company’s stockholders voted to approve the Merger and related transactions. Because the Merger has not closed as of the date of this Proxy Statement, the Company has scheduled an Annual Meeting to elect its Class III directors, to serve until the earlier of the closing of the Merger, the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified, and to approve the appointment of PricewaterhouseCoopers LLP as its independent public accountants to serve until the earlier of the closing of the Merger or December 27, 2003. If the Merger closes before May 21, 2003, the Annual Meeting will not be held.

     If the Merger is completed, each stockholder (other than Nestlé and its affiliates) who holds shares of the Company’s Common Stock at the effective date of the Merger will receive one share of Class A Callable Puttable Common Stock of New Dreyer’s for each share of the Company’s Common Stock. Subject to the terms and conditions of the amended and restated certificate of incorporation of New Dreyer’s, the holders of New Dreyer’s Class A Callable Puttable Common Stock will be permitted to sell (put) some or all of their shares to New Dreyer’s for $83.00 per share during two periods, the first beginning on December 1, 2005 and ending on January 13, 2006, and the second beginning on April 3, 2006 and ending on May 12, 2006. The New Dreyer’s Class A Callable Puttable Common Stock will also be subject to redemption (call) by New Dreyer’s at the request of Nestlé at $88.00 per share during a six-month period beginning on January 1, 2007 and ending on June 30, 2007. At the effective time of the Merger, NICC Holdings will contribute all of its ownership interest of NICC to New Dreyer’s and will receive in exchange for such contribution, 55,001,299 shares of Class B Common Stock of New Dreyer’s. The Class B Common Stock is similar to the Class A Callable Puttable Common Stock, except that it lacks the call and put features and has additional voting rights. The shares of the Company’s Common Stock currently held by Nestlé will be converted into the same number of shares of Class B Common Stock of New Dreyer’s. As of April 7, 2003, Nestlé owned approximately 23% of the Company’s Common Stock on a diluted basis. If the Merger is completed, Nestlé and its affiliates will own approximately 67% of New Dreyer’s Common Stock on a diluted basis.

Annual Report

     The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 is being furnished concurrently with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Solicitation by the Board of Directors; Revocation of Proxies

     The proxy in the form enclosed is solicited by the Board of Directors. Any person signing a proxy in the form accompanying this Proxy Statement, or voting via the Internet or by telephone, has the power to revoke the proxy or the vote either before the Annual Meeting or at the Annual Meeting before the vote on the matters presented at the Annual Meeting. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the Annual Meeting or by attendance at the Annual Meeting and voting in person.

Costs of Solicitation

     The entire cost of soliciting the proxies, including the printing and mailing of the proxy materials, will be borne solely by the Company. The Company has retained the services of ADP-Investor Communication Services to aid in the distribution and voting of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay ADP-Investor Communication Services $10,000 for its proxy-related services plus costs associated with the mailing of the proxy materials. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy material to such beneficial owners.

     Proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone, the Internet, facsimile or mail. These services will be provided by such persons without additional compensation to them.

Voting of Board of Directors’ Proxies

     The shares represented by the Board of Directors’ proxies will be voted FOR the election of the Board of Directors’ nominees for Class III Directors, FOR the approval of PricewaterhouseCoopers LLP as independent public accountants for the 2003 fiscal year of the Company and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting, unless there are contrary instructions indicated on a proxy.

Shares Outstanding, Voting Rights and Record Date

     There were 35,036,152 shares of Common Stock ($1.00 par value) of the Company outstanding as of the close of business on April 7, 2003. Each share of Common Stock is entitled to one vote at the Annual Meeting. There are no cumulative voting rights.

     Pursuant to the By-Laws of the Company, the Board of Directors has fixed the close of business on April 7, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

BOARD OF DIRECTORS

Nominees for Director

     Under the Company’s By-Laws and Certificate of Incorporation, the Board of Directors consists of eight directors and is divided into three classes, with each class having a term of three years. The directors of Class III will be elected at the Annual Meeting and will hold office until the earlier of the closing of the Merger, the 2006 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The nominees constitute the current Class III members of the Board of Directors and each of their terms expires as of the date of the Annual Meeting.

     The following brief statements contain biographical information about the nominees and the years they first became directors:

Director
Year First Elected As Director
Age	Principal Occupation and Other Information

William F. Cronk, III 1977 Age: 60	President, Dreyer’s Grand Ice Cream, Inc. Mr. Cronk has served on the Board of Directors since the Company’s incorporation in 1977. Since April 1981, he has served as the Company’s President.
T. Gary Rogers 1977 Age: 60	Chairman of the Board of Directors and Chief Executive Officer, Dreyer’s Grand Ice Cream, Inc. Mr. Rogers has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since its incorporation in 1977. Mr. Rogers is also a director of Levi Strauss "&" Company.
M. Steven Langman 1997 Age: 41	Managing Director, Rhône Group LLC. Mr. Langman joined the Board of Directors in 1997. In 1996, Mr. Langman founded and since that time has served as Managing Director of Rhône Group LLC, a private merchant banking firm. Prior to joining Rhône Group LLC, Mr. Langman was Managing Director of Lazard Frêres & Co. Mr. Langman joined Lazard in 1987. Before joining Lazard, Mr. Langman worked in the mergers and acquisition department of Goldman, Sachs & Co. Mr. Langman is also a director of NationsRent, Inc. and serves on the boards of several private companies controlled by Rhône Capital LLC, a private equity fund affiliated with Rhône Group LLC.

Continuing Directors

     Directors Jan L. Booth and John W. Larson (“Class I”) will hold office until the earlier of the closing of the Merger, the 2004 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Directors Robert A. Helman, Edmund R. Manwell and Timothy P. Smucker (“Class II”) will hold office until the earlier of the closing of the Merger, the 2005 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

     The following brief statements contain biographical information about each continuing director and the year they first became directors:

Director
Year First Elected As Director
Age	Principal Occupation and Other Information

Jan L. Booth 1997 Age: 52	Private Investor. Ms. Booth joined the Board of Directors in 1997. From 1988 to 1990, Ms. Booth was self-employed as a business consultant. Ms. Booth served as Vice President – Marketing of the Company from 1981 to 1987. Before joining the Company, Ms. Booth was employed by Crown Zellerbach’s Consumer Products Division.
John W. Larson 1993 Age: 65	Private Investor. Mr. Larson joined the Board of Directors in 1993. From 1989 to early 1993, Mr. Larson served as Chief Operating Officer of The Chronicle Publishing Company, a privately-held, diversified media company. From 1984 to 1989, Mr. Larson was a General Partner of J.H. Whitney & Co., a venture capital and buyout firm. Prior to joining J.H. Whitney & Co., Mr. Larson was the Managing Director of the San Francisco office of McKinsey & Company, Inc. Mr. Larson is also a member of the Board of Control of Crown Pacific Partners, LP, a forest products concern.
Robert A. Helman 1998 Age: 69	Partner, Mayer, Brown, Rowe & Maw. Mr. Helman joined the Board of Directors in 1998. Mr. Helman became a partner at Mayer, Brown & Platt in 1967. Prior to 1967, Mr. Helman was an associate and partner in the law firm of Isham, Lincoln & Beale. Mr. Helman is also a director of Northern Trust Corporation and TC Pipelines GP, Inc., the General Partner of TC Pipelines, LP, both publicly traded companies.

Director
Year First Elected As Director
Age	Principal Occupation and Other Information

Edmund R. Manwell 1981 Age: 60	Partner, Manwell & Schwartz. Mr. Manwell has served as Secretary of the Company since its incorporation in 1977 and as a member of the Board of Directors since April 1981. Mr. Manwell is a partner in the law firm of Manwell & Schwartz.
Timothy P. Smucker 1997 Age: 58	Chairman and Co-Chief Executive Officer, The J.M. Smucker Company. Mr. Smucker has been employed by The J.M. Smucker Company, a food products manufacturer, for over 32 years. Mr. Smucker has been the chairman of The J.M. Smucker Company since 1987 and its co-chief executive officer since February 2001. He has been a director of The J.M. Smucker Company since 1973 and is also a director of Huntington BancShares Incorporated, a regional bank holding company.

Committees of the Board

     Committees of the Board of Directors are as follows:

Compensation Committee

     The Compensation Committee is currently composed of the following six directors, none of whom are employees of the Company in any capacity: Ms. Booth; Mr. Helman; Mr. Langman; Mr. Larson; Mr. Manwell (Chairman); and Mr. Smucker. The Compensation Committee makes recommendations to the Board of Directors with respect to the salaries and bonuses and other forms of remuneration to be paid to the Chief Executive Officer and the President of the Company and the terms and conditions of their employment. In addition, the Compensation Committee is the Administrator of the Company’s: (a) Section 423 Employee Stock Purchase Plan (1990); (b) Employee Secured Stock Purchase Plan (1990); (c) Stock Option Plan (1992) (the “1992 Plan”); and (d) Stock Option Plan (1993) (the “1993 Plan”).

Audit Committee

     The Audit Committee is currently composed of the following five directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market: Ms. Booth; Mr. Helman; Mr. Langman; Mr. Larson (Chairman); and Mr. Smucker. The Audit Committee meets on the call of the Chairman of the Audit Committee and at the request of the independent public accountants and, on at least one occasion each year, meets with the independent public accountants to discuss: (1) the scope of the audit engagement, including the range and cost of audit and non-audit services; (2) the results of each annual audit and the financial statements and notes included in the Company’s Annual Report on Form 10-K; and (3) other matters pertaining to the audit, including the Company’s accounting policies and internal controls. The Committee is also responsible for engaging, subject to submission to the stockholders for their approval, independent public accountants to audit the Company’s financial statements, as well as advising the Board of Directors with respect to the scope of the audit, the Company’s accounting policies and internal controls.

Other Committees

     The Company has no nominating committee nor does any other committee perform the functions of such a committee.

Attendance at Board and Committee Meetings

     During fiscal 2002, there were seven special meetings of the Board of Directors. The Compensation Committee met one time and the Audit Committee met four times. During fiscal 2002, no director other than Mr. Langman attended fewer than 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period. Mr. Langman did not participate in a number of meetings related to the Merger due to his relationship with Nestlé. Had Mr. Langman been able to participate, he would have attended more than 75% of the Board and Committee meetings.

Remuneration of Directors

     For fiscal 2002, each director’s compensation consisted of an annual retainer fee of $10,000 and a fee of $6,000 for each meeting of the Board of Directors attended. In addition, each member of the Audit Committee and the

Compensation Committee received an annual retainer fee of $4,000. The Company also reimburses the reasonable travel expenses of a director to attend board meetings. The Board of Directors generally meets four times per year and each committee meets at least annually and more frequently if requested by any member. Employee directors receive no compensation as directors. Members of the Board of Directors who were not employees of the Company (each a “Non-Employee Director”) received an option to purchase 10,000 shares of the Company’s Common Stock on the date the 1993 Plan was approved by the Company’s stockholders or received such an option upon appointment to the Board of Directors, if appointment occurred subsequent to such approval. In addition, each Non-Employee Director is awarded a stock option to purchase 3,000 shares of the Company’s Common Stock annually on May 11, the anniversary of the date that the 1993 Plan was approved by the Company’s stockholders. However, under the terms of the Merger Agreement, no options will be awarded to a Non-Employee Director in 2003 unless the Merger does not close or the Merger Agreement expires or is otherwise terminated.

Audit Committee Report

Role of the Audit Committee

     The Audit Committee operates under a written charter, which was approved in its present form by the Board of Directors on November 8, 2002. A copy of the charter is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market. The primary function of the Audit Committee is to provide oversight on behalf of the Board of Directors with respect to the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Audit Committee’s powers and duties include the following: (1) reviewing the Company’s audited financial statements and interim unaudited financial statements and related footnotes and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; (2) reviewing the Company’s accounting procedures and systems of internal controls; (3) conferring with the independent public accountants and management concerning the scope of the audit and other matters pertaining to the audit, including the Company’s accounting procedures and internal controls; (4) reviewing the performance of the Company’s independent public accountants; (5) annually reviewing the powers and duties of the Audit Committee and making recommendations to the Board of Directors on these responsibilities; (6) reviewing and approving all related-party transactions; (7) establishing procedures for the receipt, retention and treatment of confidential complaints received by the Company regarding accounting, internal accounting controls or auditing matters; (8) adopting a Code of Ethics for the Chief Executive Officer and senior financial officers and establishing procedures relating to the Code of Ethics; and (9) providing an open avenue of communication among the Board of Directors, the financial management of the Company and the independent public accountants.

     The Audit Committee is responsible for retaining the Company’s independent public accountants, evaluating their independence, qualifications and performance and approving the engagement of the independent public accounting firm for all audit and non-audit services. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with applicable laws and regulations. The Company’s independent public accountants are responsible for auditing the financial statements. The Audit Committee meets with such independent public accountants and management to review the scope and the results of the annual audit, the Company’s audited financial statements and other related matters as set forth in the charter. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and the Audit Committee’s role does not include providing to stockholders, or others, special assurances regarding such matters. While it is believed that the Audit Committee’s activities are beneficial because they provide an ongoing oversight on behalf of the Board of Directors, they do not alter the traditional roles and responsibilities of the Company’s management and independent public accountants with respect to the accounting and control functions and financial statement presentation.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended December 28, 2002

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 28, 2002 with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with them as required and has determined that the provision of services rendered by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

     Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the Securities and Exchange Commission (the “SEC”).

Submitted by the Audit Committee:	John W. Larson, Chairman
Jan L. Booth
Robert A. Helman
M. Steven Langman
Timothy P. Smucker

     The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

Audit and Other Fees

Audit Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the Company’s annual consolidated financial statements for fiscal 2002 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2002 totaled $331,000.

All Other Fees

     The aggregate fees billed to the Company for all other services rendered by PricewaterhouseCoopers LLP for fiscal 2002, including fees for tax compliance services and tax consulting involving mergers and acquisitions, tax credits and incentives, state and local taxes, tax audits, executive tax return services, filing of the Form S-4 Registration Statement filed with the SEC for the Merger, and integration planning work related to the Merger, totaled $1,903,400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as of April 7, 2003, concerning the beneficial ownership of the Company’s Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to the Company to be the beneficial owner of more than five percent of such class:

	Amount of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership*	Class*

Nestlé Holdings, Inc. (1)	9,563,016	27.29%
c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203
T. Gary Rogers (2)(3)	3,729,165	10.37
5929 College Avenue Oakland, California 94618
William F. Cronk, III (4)(5)	2,548,182	7.02
5929 College Avenue Oakland, California 94618

*	The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(1)	Nestlé Holdings, Inc. (“Nestlé”), a wholly-owned subsidiary of Nestlé S.A. (“Nestlé SA”), has sole voting power and sole investment power with respect to all of these shares; provided however, that because Nestlé SA and Nestlé have filed a joint statement on Schedule 13D, Nestlé SA may be deemed to have sole voting power and sole investment power with respect to these shares.

(2)	Included in this number are: (a) options to purchase 203,960 shares of Common Stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 735,760 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(3)	Included in this number are 2,567,072 and 200,000 shares which are held directly by the Rogers Revocable Trust and the Four Rogers Trust, respectively, and for which Mr. Rogers and his wife serve as co-trustees. Mr. Rogers and his wife share the voting and investment power with respect to such shares. Also included in this number are 22,373 shares held in Mr. Rogers’ account in the Dreyer’s Grand Ice Cream, Inc. Savings Plan, a 401(k) plan.

(4)	Included in this number are: (a) options to purchase 203,960 shares of Common Stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 1,044,300 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(5)	Included in this number are 1,299,922 shares which are held directly by the Cronk Revocable Trust, for which Mr. Cronk and his wife serve as co-trustees. Mr. Cronk and his wife share the voting and investment power with respect to such shares. Excluded from this number are 84,000 shares held in irrevocable trusts for the benefit of Mr. Cronk’s adult sons. Neither Mr. Cronk nor his wife have voting or investment power with respect to these 84,000 shares, and Mr. Cronk and his wife disclaim beneficial ownership of all of the shares held in these irrevocable trusts.

Security Ownership of Management

     The following table sets forth information as of April 7, 2003, concerning the beneficial ownership of the Company’s Common Stock by each director of the Company, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the five officers are referred to as the “Named Executive Officers”), and all directors and executive officers of the Company as a group. Except as otherwise noted, each person has sole voting and sole investment power with respect to the shares shown:

	Amount of	Percent of
Name of Beneficial Owner	Beneficial Ownership*	Class**

T. Gary Rogers (1)(2)	3,729,165	10.37%
William F. Cronk, III (3)(4)	2,548,182	7.02
Thomas M. Delaplane (5)	303,831	**
William R. Oldenburg (6)	167,056	**
Timothy F. Kahn (7)	96,774	**
Edmund R. Manwell (8)	82,000	**
John W. Larson (8)(9)	65,500	**
Jan L. Booth (10)(11)	35,000	**
Timothy P. Smucker (11)	30,000	**
M. Steven Langman (11)	28,000	**
Robert A. Helman (12)	25,000	**
Directors and executive officers as a group (12 persons)(13)	7,307,328	19.21

*	The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.
**	Less than one percent.

(1)	Included in this number are: (a) options to purchase 203,960 shares of Common Stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 735,760 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(2)	Included in this number are 2,567,072 and 200,000 shares which are held directly by the Rogers Revocable Trust and the Four Rogers Trust, respectively, and for which Mr. Rogers and his wife serve as co-trustees (Mr. Rogers and his wife share the voting and investment power with respect to such shares). Also included in this number are 22,373 shares held in Mr. Rogers’ account in the Dreyer’s Grand Ice Cream, Inc. Savings Plan, a 401(k) plan.

(3)	Included in this number are: (a) options to purchase 203,960 shares of Common Stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 1,044,300 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(4)	Included in this number are 1,299,922 shares which are held directly by the Cronk Revocable Trust for which Mr. Cronk and his wife serve as co-trustees (Mr. Cronk and his wife share the voting and investment power with respect to such shares). Excluded from this number are 84,000 shares held in irrevocable trusts for the benefit of Mr. Cronk’s adult sons. Neither Mr. Cronk nor his wife have voting or investment power with respect to these 84,000 shares, and Mr. Cronk and his wife disclaim beneficial ownership of all of the shares held in these irrevocable trusts.

(5)	Included in this number are: (a) 40,454 shares which are held by Mr. Delaplane and his wife as co-trustees of the Delaplane Family Trust (Mr. Delaplane and his wife share the voting and investment power with respect to such shares); (b) options to purchase 3,240 shares of Common Stock under the 1992 Plan exercisable within 60 days; (c) options to purchase 226,260 shares of Common Stock under the 1993 Plan exercisable within 60 days; (d) 33,307 shares held in Mr. Delaplane’s account in the Dreyer’s Grand Ice Cream, Inc. Savings Plan, a 401(k) plan; and (e) 570 shares held in Mr. Delaplane’s name.

(6)	Included in this number are: (a) options to purchase 120,980 shares of Common Stock under the 1993 Plan exercisable within 60 days; and (b) 46,076 shares held by the William R. Oldenburg and Deborah Oldenburg Trust (Mr. Oldenburg and his wife share the voting and investment power with respect to such shares).

(7)	This number represents options to purchase 96,774 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(8)	Included in this number are options to purchase 34,000 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(9)	Included in this number are 31,500 shares held directly by trusts for the benefit of Mr. Larson’s adult children for which Mr. Larson serves as trustee.

(10)	Included in this number are: (a) 4,000 shares held directly by the Herrero/Booth Revocable Trust for which Ms. Booth and her husband serve as co-trustees and share the voting and investment power with respect to such shares; and (b) 3,000 shares held by the Herrero Contractors, Inc. Employee Profit Sharing and Retirement Plan & Trust, for which Ms. Booth’s husband serves as a co-trustee and is a plan participant. Ms. Booth and her husband disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(11)	Included in this number are options to purchase 28,000 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(12)	This number represents options to purchase 25,000 shares of Common Stock under the 1993 Plan exercisable within 60 days.

(13)	Included in this number are: (a) options to purchase 436,554 shares of Common Stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 2,571,250 shares of Common Stock under the 1993 Plan exercisable within 60 days.

Equity Compensation Plan Information

     The Company currently maintains two compensation plans which provide for the issuance of Common Stock to officers and other employees, directors and consultants. These consist of the 1992 Plan and 1993 Plan, which have been approved by stockholders. The following tables sets forth the information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 28, 2002:

Number of
	Number of		securities
	securities to be		remaining available
	issued upon	Weighted average	for future issuance
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	referenced in
Plan category	and rights	and rights	column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,345,000	$18.70	838,000
Equity compensation plans not approved by security holders

Total	5,345,000	$18.70	838,000

(1)	In May 2001, the Company’s stockholders approved an amendment to the 1993 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 848,425 shares on the date of each annual meeting of stockholders, beginning in 2001 and ending with the 2005 annual meeting. However, pursuant to the terms of the Merger Agreement, if the Merger is completed, no additional options or awards with respect to the Company’s Common Stock will be granted under the Company’s stock option plans. If the Merger is not completed or the Merger Agreement expires or is otherwise terminated, then these options will be available for grant and the Company will reserve an additional 848,425 shares for issuance annually through 2005 in accordance with the 1993 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 (required by Section 16(a) in the event of failure to comply with certain filing requirements) were required for those persons, the Company believes that during fiscal 2002 its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table shows compensation information during each of the Company’s last three fiscal years for the Named Executive Officers:

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Awards
				Other	Securities	All
				Annual	Underlying	Other
	Fiscal	Salary(1)	Bonus(2)	Compensation(3)(4)	Options	Compensation(5)
Name and Principal Position	Year	($)	($)	($)	(#)	($)

T. Gary Rogers	2002	813,863	615,000	71,020	69,740	18,800
Chairman of the Board and	2001	777,356	-0-	N/A	83,210	14,800
Chief Executive Officer	2000	731,116	-0-	52,774	119,350	14,832

William F. Cronk, III	2002	813,863	615,000	59,076	69,740	18,800
President	2001	777,356	-0-	52,955	83,210	14,800
	2000	731,116	-0-	55,614	119,350	14,800

Timothy F. Kahn Vice President — Finance	2002	456,233	302,238	N/A	23,920	14,400
and Administration and	2001	408,205	73,125	N/A	28,190	9,950
Chief Financial Officer	2000	369,672	121,875	N/A	41,950	9,950

Thomas M. Delaplane	2002	446,493	292,500	N/A	23,920	18,800
Vice President — Sales	2001	425,753	78,975	N/A	28,190	14,800
	2000	400,560	131,625	N/A	41,950	14,800

William R. Oldenburg	2002	446,493	292,500	N/A	23,920	18,800
Vice President — Operations	2001	425,753	78,975	N/A	28,190	14,800
	2000	400,560	131,625	N/A	41,950	14,800

(1)	Includes amounts contributed by the officers to the salary deferral portion of the Savings Plan.

(2)	Includes amounts paid under the Company’s Incentive Bonus Plan.

(3)	No disclosures for fiscal years 2002, 2001 and 2000 are made for Messrs. Oldenburg, Delaplane and Kahn and no disclosure is made for Mr. Rogers in 2001, under Other Annual Compensation, as the aggregate incremental compensation otherwise reportable in this column for each of these individuals is less than the smaller of $50,000, or 10% of the respective officer’s combined salary and bonus for such fiscal years.

(4)	The amount reported for Mr. Rogers for 2002 and 2000 includes: $30,000 paid in each year to PricewaterhouseCoopers LLP for tax and accounting services rendered on behalf of Mr. Rogers; and $31,455 and $22,150, respectively for Mr. Rogers’ use of a Company automobile. The amount reported for Mr. Cronk for 2002, 2001 and 2000 includes: $30,000 paid in each year to PricewaterhouseCoopers LLP for tax and accounting services rendered on behalf of Mr. Cronk; and $23,086, $21,869 and $25,614, respectively, for Mr. Cronk’s use of a Company automobile.

(5)	For each Named Executive Officer, the amounts reported include contributions by the Company of $10,000 in 2002 and $8,500 in 2001 and 2000 to the Dreyer’s Grand Ice Cream, Inc. Money Purchase Pension Plan. For each Named Executive Officer, except for Mr. Kahn, the amounts reported include contributions by the Company of $8,800 in 2002 and $6,300 in 2001 and 2000 to the Savings Plan. For Mr. Kahn, the amounts reported include contributions by the Company of $4,400 in 2002, and $3,150 in each of 2001 and 2000 to the Savings Plan.

Stock Options

     The following table provides information concerning the grant of stock options made during fiscal 2002 to the Named Executive Officers:

Option Grants in the Last Fiscal Year

			Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year(%)	($/Per Share)	Date	Value($)(2)

T. Gary Rogers	69,740	10.32	39.395	2/7/12	1,287,400
William F. Cronk, III	69,740	10.32	39.395	2/7/12	1,287,400
William R. Oldenburg	23,920	3.54	39.395	2/7/12	441,563
Thomas M. Delaplane	23,920	3.54	39.395	2/7/12	441,563
Timothy F. Kahn	23,920	3.54	39.395	2/7/12	441,563

(1)	All options granted pursuant to the 1993 Plan automatically vested when the Board of Directors approved the Merger Agreement on June 14, 2002. However, all of the Named Executive Officers, except Mr. Cronk, executed employment agreements in connection with the Merger Agreement that included a provision that waived their rights to this accelerated vesting of their stock options which were unvested at the time the Board of Directors approved the Merger Agreement (the deferred options). The deferred options will vest in three equal annual installments beginning on the first anniversary of the completion of the Merger, subject to acceleration in certain cases as described in “Employment Contracts, Employment Termination and Change of Control Arrangements.” If the Merger is not completed, or if the Merger Agreement expires or is otherwise terminated, then the employment agreements and waivers will terminate and the deferred options will become immediately exercisable. The options granted under the 1993 Plan expire 10 years from the date of grant, terminate within various periods ranging from three to 24 months after the employee’s termination of employment, death or disability, and are non-transferable except by will or the laws of descent and distribution. The exercise price of options granted under the 1993 Plan equaled the fair market value of the shares of the Company’s Common Stock on the date of grant.

(2)	Grant date present value was calculated using the Black-Scholes option-pricing model. For the options granted, the following assumptions were used in the Black-Scholes valuation calculation: dividend yield of 0.61%, risk-free rate of return of 4.72%, six-year expected term and an expected volatility of 44.38%. The annual dividend yield equals the quotient of the fiscal 2002 annual dividend of $0.24 per share divided by the per share stock price on the date of grant. The expected volatility used was based on the monthly closing price of the Company’s Common Stock over a three-year period. The risk-free rate is the yield on a U.S. Treasury Zero Coupon Strip Bond with a maturity equal to the expected term of the grant. The approach used in developing the assumptions upon which the Black-Scholes calculations were based is consistent with the requirements of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation.” The value calculated by use of this model should not be viewed in any way as a forecast of the future performance of the Company’s Common Stock.

     If the Merger is completed, each outstanding option to purchase the Company’s Common Stock under the Company’s existing stock option plans will, at the completion of the Merger, be converted into an option to acquire:

•	prior to the date that New Dreyer’s Class A Callable Puttable Common Stock is redeemed under the call right or prior to the completion of a short form merger of New Dreyer’s with Nestlé or an affiliate of Nestlé S.A., that number of shares of New Dreyer’s Class A Callable Puttable Common Stock equal to the number of shares of the Company’s Common Stock subject to the option immediately prior to the completion of the Merger, at the price or prices per share in effect immediately prior to the completion of the Merger.

•	at or after the date New Dreyer’s Class A Callable Puttable Common Stock is redeemed under the call right or after the completion of a short form merger of New Dreyer’s with Nestlé or an affiliate of Nestlé S.A., the same consideration that the holder of the options would have received had the holder exercised the stock options prior to the redemption or short form merger and received consideration in respect of the shares of Class A Callable Puttable Common Stock under the redemption or short-form merger at the price or prices in effect at that time.

     The New Dreyer’s stock options will otherwise be subject to the same terms and conditions applicable to the original options to purchase the Company’s Common Stock immediately prior to the completion of the Merger.

     The following table provides information on option exercises in fiscal 2002 by the Named Executive Officers and the value of such officers’ unexercised in-the-money options as of December 28, 2002:

Aggregated Option Exercises in the Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Number		Underlying Unexercised		In-The-Money Options
	of Shares		Options at FY-End(#)		at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

T. Gary Rogers	-0-	-0-	939,720	308,540	52,728,350	14,016,091
William F. Cronk, III	-0-	-0-	1,248,260	-0-	66,744,441	-0-
Timothy F. Kahn	-0-	-0-	96,774	111,228	5,072,571	5,065,335
Thomas M. Delaplane	15,000	393,750	229,500	105,400	12,755,276	4,786,611
William R. Oldenburg	-0-	-0-	120,980	105,400	6,591,147	4,786,611

Performance Graph

     The following graph shows the cumulative total return on the Company’s Common Stock compared to the Standard & Poor’s 500 Index (“S&P 500 Index”) and the Standard & Poor’s Packaged Foods & Meats 500 Index (“S&P 500 Packaged Foods & Meats Index”) over the five-year period from December 27, 1997 through December 28, 2002. The S&P 500 Foods Index, which has been used in the past by the Company, was discontinued at the end of 2001. The Company has selected the S&P 500 Packaged Foods & Meats Index to replace the S&P 500 Foods Index and provides information for the cumulative total return for that index for the entire period covered by the graph.

Comparison of Five-Year Cumulative Total Return*
Among Dreyer’s Grand Ice Cream, Inc., the S&P 500 Index and
the S&P 500 Packaged Foods & Meats Index

	12/27/97	12/26/98	12/25/99	12/30/00	12/29/01	12/28/02

Dreyer’s Grand Ice Cream, Inc.	100.00	62.24	72.84	145.84	178.59	323.64
S&P 500 Index	100.00	132.92	160.07	146.59	130.62	100.12
S&P 500 Packaged Foods & Meats Index	100.00	113.09	87.10	110.39	113.18	115.26

*	Assumes $100 investment on December 27, 1997, in each of the Company, the S&P 500 Index and the S&P 500 Packaged Foods & Meats Index, including the reinvestment of dividends.

Employment Contracts, Employment Termination and Change of Control Arrangements

     In connection with the Merger Agreement, on June 16, 2002, the Company entered into employment agreements with T. Gary Rogers, chief executive officer of the Company; Thomas M. Delaplane, vice president of sales of the Company; Timothy F. Kahn, vice president of finance and administration and chief financial officer of the Company; William R. Oldenburg, vice president of operations of the Company; and J. Tyler Johnston, vice president of marketing of the Company. Under the employment agreements, the executive officers will continue to serve the Company and New Dreyer’s in their respective capacities as of the date the Merger is completed. Each employment agreement will go into effect the day the Merger is completed and will be effective for three years after the completion of the transactions or until January 1, 2006, whichever period is longer. If the Merger is not completed or if the Merger Agreement expires or is otherwise terminated, the employment agreements will terminate.

     During his employment under the new employment agreement, Mr. Rogers will continue to have full authority to operate the day-to-day business affairs of New Dreyer’s to the same extent as he did the Company prior to the completion of the Merger, and will devote substantially his full time and attention to the business and affairs of the

Company and New Dreyer’s. During their employment under the employment agreements, the other executive officers will have substantially the same positions, authority, duties and responsibilities as those they held immediately preceding the completion of the transactions, and will devote substantially their full time and attention to the business and affairs of the Company and New Dreyer’s. The executive officers’ services will be performed at the Company’s current headquarters or at a new location within 30 miles of the Company’s current location.

     Each executive officer’s base salary during the term of his employment agreement will be not less than his annual base salary as in effect on the date the employment agreement was signed, as it may be increased in accordance with the Company’s normal salary adjustment practices in March 2003. In addition, the executive officer will be awarded an annual cash bonus on terms and conditions not less favorable than those in effect as of the date the employment agreement was signed. The executive officer also will be offered long-term incentive compensation opportunities comparable to those currently provided to the executive officer by the Company through stock options. In addition, the executive officer will be entitled to other benefits and prerequisites on par with other executives of New Dreyer’s, and not less favorable than those provided to the executive officer on the date the employment agreement was signed.

     If the executive officer’s employment is terminated by New Dreyer’s for cause, or by the executive officer without “good reason” as defined in the employment agreement, the executive officer will receive a lump-sum payment of any accrued but unpaid base salary, annual bonus and vacation pay and the executive officer’s unvested stock options that were deferred under the employment agreement will be forfeited.

     If New Dreyer’s terminates the executive officer’s employment other than for death, disability, or cause, or if the executive officer resigns for good reason, the executive officer will:

•		receive a lump-sum payment of:

	•	his base salary for the remaining term of the employment agreement;

	•	an amount equal to the annual bonus percentage that applies if all performance targets are met at 100%, times the total amount of his base salary for the remaining term of the employment agreement; and

	•	the value of additional 401(k) benefits he would have received had he continued to be employed by the Company for the remaining term of the employment agreement;

•		receive any accrued but unpaid base salary, vacation pay and annual bonus as of the date of termination;

•		continue to earn long-term incentive compensation, on the same terms as if the executive officer’s employment had not been terminated, for the remaining term of the employment agreement;

•		be entitled to receive welfare and fringe benefits for the remaining term of the employment agreement; and

•		be entitled to immediate vesting of the stock options that were deferred under the employment agreement, with continued exercisability as provided by their terms, or, if longer, for the put period as described under “Recent Events” on page 5.

     New Dreyer’s will pay the executive officer’s legal fees and expenses incurred in any contest involving the employment agreement, unless the court hearing the contest in question finds that the executive officer’s claim was frivolous or maintained in bad faith. New Dreyer’s also will provide outplacement services to the executive officer. If any payments or benefits the executive officer receives are subject to the United States federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, he will receive an additional payment to restore him to the after-tax position that he would have been in if the United States federal excise tax had not been imposed.

     If the employment of each of the Company’s executive officers were terminated by New Dreyer’s without cause or the executive were to terminate his employment for good reason immediately after the completion of the transactions, the estimated lump-sum payment (consisting of the base salary, annual bonus and 401(k) benefit amounts) that would be payable to the executive officers under the employment agreements, based on certain assumptions and currently available information, would be: $4,311,300 for Mr. Rogers; $2,233,800 for Mr.

Delaplane; $2,304,900 for Mr. Kahn; $2,233,800 for Mr. Oldenburg; and $2,085,300 for Mr. Johnston. Such lump sum payment estimates do not include the long term incentive compensation such executive officers would be entitled to continue to earn for the remaining term of the employment agreements because the payout targets and amounts under the long term incentive compensation program have not yet been determined. The payout targets and amounts will be determined following the closing of the Merger.

     Each employment agreement includes a waiver by the executive officer of the accelerated vesting of the executive officer’s unvested stock options as a result of the approval of the Merger by the Board of Directors. Under the employment agreement, these stock options will vest, instead, in three equal annual installments beginning on the first anniversary of the completion of the Merger, subject to acceleration in certain cases as described above. If the Merger is not completed, or if the Merger Agreement expires or is otherwise terminated, then the waiver of vesting by the executive officer will be void, and the stock options will become vested, unless the executive officer expressly reaffirms the waiver of vesting in connection with another change in control.

Compensation Committee Report on Executive Compensation

     Pursuant to regulations adopted by the SEC in October 1992, the Compensation Committee is required to disclose its bases for compensation of the Named Executive Officers and to discuss the relationship between the Company’s performance during the last fiscal year and such compensation. The Compensation Committee notes that except in its capacity as Plan Administrator of the 1992 Plan and the 1993 Plan, the Compensation Committee does not establish compensation for the Named Executive Officers (or any other executive officer of the Company) except the Chief Executive Officer and the President. Except for stock option grants, the compensation of the Company’s executive officers (including the Named Executive Officers other than the Chief Executive Officer and the President) is determined by the Chief Executive Officer and the President in their sole discretion.

     The Chief Executive Officer’s and the President’s aggregate compensation is comprised of three principal components: base salary, bonus and stock options. While the Compensation Committee does not review any particular quantitative issues in establishing the Chief Executive Officer’s and the President’s base salaries specifically and total compensation generally, the Compensation Committee does consider two principal factors which are evenly weighted in its deliberations: (1) performance of the Company measured by the long-term growth of the Company’s income; and (2) the roles of the Chief Executive Officer and the President in achieving the Company’s performance. The Compensation Committee reviewed an executive compensation survey prepared by Watson Wyatt Worldwide in determining the compensation of the Chief Executive Officer and the President for fiscal 2002. The Compensation Committee believes that each of the Chief Executive Officer’s and the President’s base salaries for fiscal 2002 appropriately reflects the satisfactory long-term performance of the Company and each of their roles in the Company’s performance and is competitive with the salaries of their counterparts at other companies of similar size and history (although such other companies are not necessarily companies which are represented in the indices described under the caption “Performance Graph” on page 18).

     For fiscal 2002, the Compensation Committee determined that the bonus compensation of the Chief Executive Officer and the President should be based upon the Company’s profit plan earnings per share (the “Profit Plan”). If 80% of the Profit Plan were to be achieved for fiscal 2002, then 80% of the bonus opportunity (75% of the officer’s base salary) for the Chief Executive Officer and the President would be paid, and if more than 80% of the Profit Plan were to be achieved, additional bonus would be paid. For fiscal 2002, the Profit Plan was exceeded, and therefore, bonuses were earned by the Chief Executive Officer and the President for fiscal 2002.

     In awarding options under the 1993 Plan, the Compensation Committee has adopted a policy pursuant to which: (1) Messrs. Rogers and Cronk will receive options to purchase shares of the Company’s Common Stock with a current market value equal to three and one-half times their annual base salary; (2) all other Named Executive Officers (and the other Vice President of the Company) will receive options to purchase the Company’s Common Stock with a current market value equal to two and one-quarter times the average annual base salary of vice presidents of the Company; (3) approximately 20 executive staff members will receive options to purchase shares of the Company’s Common Stock with a current market value equal to one and one-quarter times their individual annual base salary; and (4) approximately 75 management staff members will receive options to purchase shares of the Company’s Common Stock with a current market value equal to three-quarter times their individual annual base salary. In addition, the Compensation Committee may, at its discretion from time to time, grant to other employees options to purchase 1,000 shares of the Company’s Common Stock. The size of the option grants included in the Compensation Committee’s policy are competitive with a 2000 survey of competitive practice in diversified companies received from the Company’s compensation consultants, Watson Wyatt Worldwide (which surveys included some companies which are represented in the indices described under the caption “Performance Graph” on page 18). All stock option grants awarded by the Compensation Committee in fiscal 2002 were consistent with the Compensation Committee’s stated policies.

     The Compensation Committee has also adopted a policy whereby key executive employees of the Company and its subsidiaries may, at the Compensation Committee’s discretion, be offered the opportunity to receive options, in lieu of current cash compensation, including bonuses, to purchase shares of the Company’s Common Stock (the “Income Swap Plan”). Options granted in exchange for cash compensation are non-qualified options and may be granted under either the 1992 Plan or the 1993 Plan. The exchange ratio used to determine the proper number of shares to be subject to such options is based on the Black-Scholes valuation method. The exercise price of options granted under the Income Swap Plan is set at the current fair market value of the Company’s Common Stock as of the date of grant. The vesting of options granted by the Compensation Committee under the Income Swap Plan depends on whether the options are granted under the 1992 Plan or the 1993 Plan. Options granted under the 1992 Plan begin vesting two years from the date of grant and may be exercised only as to 40% of the optioned shares after two years from the date of grant and as to an additional 20% after each of the succeeding three years. Options granted under the 1993 Plan in connection with the Income Swap Plan vest six months from the date of grant. Options granted under the Income Swap Plan are exercisable for cash or by exchanging previously acquired shares of the Company’s Common Stock. Further, any tax withholding requirement can be satisfied through surrender of the Company’s Common Stock previously acquired by the employee. Options granted under the 1993 Plan in connection with the Income Swap Plan may have a “reload” feature which would result in the option holder receiving, upon the exercise of such option, a “reload” grant equal to the number of shares of Common Stock utilized to pay the exercise price and/or tax withholdings. If granted, the “reload” options will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant of the “reload” option and an exercise term equal to the remaining term of the option exercised. No options were granted in 2002 under the Income Swap Plan, and pursuant to the terms of the Merger Agreement, no options will be awarded unless the Merger Agreement expires or is otherwise terminated or if the Merger does not close.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of one million dollars paid to the Company’s Chief Executive Officer and to any of its four other highest paid executive officers. However, certain performance-based compensation, such as stock options granted under the Company’s stock option plans, are specifically exempt from the limitation on deductibility. To date, no employee of the Company has been paid compensation in excess of one million dollars (as defined in Section 162(m)) that would be subject to the Section 162(m) limitation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Committee’s general intention is to establish executive officer compensation programs which will maximize the deductibility of compensation paid by the Company, if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its stockholders. However, from time to time, the Compensation Committee may award compensation which is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its stockholders.

     The Compensation Committee notes that, generally, options granted to executive officers will only realize value to the extent the fair market value of the Company’s stock increases after the date of grant. The Compensation Committee believes that this furthers the Compensation Committee’s goal of aligning management’s interests with those of the Company’s stockholders.

Submitted by the Compensation Committee:	Edmund R. Manwell, Chairman
Jan L. Booth
Robert A. Helman
M. Steven Langman
John W. Larson
Timothy P. Smucker

     The foregoing Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2002, none of the Company’s executive officers served on the board of directors or compensation committee of any entities whose directors or officers serve on the Company’s Compensation Committee. No current executive officers of the Company serve on the Company’s Compensation Committee, although Jan L. Booth, a member of the Compensation Committee, was the Company’s Vice President — Marketing from 1981 to 1987.

     On June 14, 1994, the Company entered into a Stock and Warrant Purchase Agreement (the “1994 Purchase Agreement”) whereby Nestlé acquired six million shares of the Company’s Common Stock and warrants to purchase additional shares of the Company’s Common Stock. The aggregate purchase price for the shares and warrants was $106 million. Between October 1994 and July 2001, Nestlé acquired, in three unrelated transactions, an aggregate of 163,016 shares of the Company’s Common Stock under the right of first refusal agreements with Mr. Rogers and Mr. Cronk entered into in connection with the 1994 Purchase Agreement. In addition, under the 1994 Purchase Agreement, Nestlé acquired warrants exercisable for two million shares of the Company’s Common Stock, with the right to purchase one million shares expiring in each of 1997 and 1999 (adjusted to two million shares after the 1997 two-for-one stock split), all of which warrants expired without being exercised. As of April 7, 2003, as a result of the purchases and stock splits affecting the Company’s Common Stock, Nestlé and its affiliates are the record holders of 9,563,016 shares of the Company’s Common Stock or approximately 27% of the outstanding (and 23% of the diluted) shares of the Company’s Common Stock.

     In connection with the 1994 Purchase Agreement, Nestlé agreed to certain “standstill” restrictions, including limitations on the number of shares of the Company’s Common Stock that Nestlé can beneficially own, with the ownership limitations ranging from 25% to less than 35% of the total number of shares of the Company’s Common Stock on a diluted basis. The standstill provisions have been waived by the Company to permit the completion of the Merger. The terms of the 1994 Purchase Agreement also grant Nestlé the right to nominate persons to serve on the Board of Directors. M. Steven Langman and Robert A. Helman were named to the Board of Directors pursuant to the terms of the 1994 Purchase Agreement. Mr. Langman was nominated by Nestlé in March 1997 and Mr. Helman was nominated by Nestlé in March 1998. The Merger Agreement provides that the 1994 Purchase Agreement, including the standstill restrictions, will terminate upon the date of completion of the Merger.

     Mr. Langman is a managing director of Rhône Group LLC (the “Rhône Group”). Under an engagement letter dated May 27, 2002, Nestlé S.A. and Nestlé USA, an affiliate of Nestlé retained the Rhône Group to act as their financial advisor in connection with the Merger. Under this engagement letter, Nestlé S.A. and Nestlé USA agreed to pay the Rhône Group a fee of $1.2 million upon announcement of the Merger and $12.0 million upon the closing of the Merger. Pursuant to the Rhône Group engagement letter, Nestlé S.A. and Nestlé USA have also agreed to reimburse the Rhône Group for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable fees and disbursement of its legal counsel, and to indemnify the Rhône Group and its employees, agents, affiliates or controlling persons from and against liabilities arising out of its engagement, including liabilities under applicable federal and state securities laws. The Rhône Group has, in the past, provided financial advisory, investment banking and financing services to Nestlé S.A. and its affiliates unrelated to the Merger, and may continue to do so, and has received, and may receive, fees for the rendering of these services. The Rhône Group and/or other financial advisors may be engaged to provide additional financial advisory services related to the Merger not covered by the Rhône Group engagement letter. In such event, any services would be provided at market rates and on customary terms and conditions.

     On February 7, 2003, the Company and Rhône Group Advisors LLC (the “Rhône Group Advisors”), an affiliate of the Rhône Group, entered into an engagement letter whereby the Company retained the Rhône Group Advisors to act as its exclusive financial advisor in connection with the possible sale of certain assets or businesses of the Company as a result of discussions between the Company, Nestlé and the Federal Trade Commission. Under this engagement letter, the Company agreed to reimburse the Rhône Group Advisors for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable fees and disbursements of its legal counsel, and to indemnify the Rhône Group Advisors and its employees, agents, affiliates or controlling persons from and against liabilities arising out of its engagement, including liabilities under applicable federal and state securities laws.

     Mr. Helman is a partner with the law firm of Mayer, Brown, Rowe & Maw. Mayer, Brown, Rowe & Maw has, in the past, provided legal services to Nestlé S.A. and its affiliates unrelated to the Merger, and may continue to do so, and has received, and may continue to receive, fees for the rendering of these services.

     During fiscal 2002, Edmund R. Manwell was the Secretary of the Company and a partner in the law firm of Manwell & Schwartz. The Company paid Manwell & Schwartz $90,162 in legal fees during fiscal 2002 for services rendered as counsel to the Company. Mr. Manwell is not separately compensated for his services as Secretary of the Company although some of the fees received by Manwell & Schwartz may be for services that, in other corporations, are performed by the corporate secretary.

     As of June 16, 2002, William F. Cronk, III, a member of the Board of Directors and current president of the Company, executed a letter agreement with the Company under which Mr. Cronk agreed to waive the accelerated vesting of a portion of his stock options, to the extent necessary to prevent the imposition of the federal excise tax on excess parachute payments. It has since been determined that no such tax is expected to be imposed even without any waiver of vesting. Accordingly, no waiver will be required and the letter agreement has been terminated.

Other Relationships

     In June 1994, an affiliate of the Company and Nestlé entered into a distribution agreement which was later replaced by a distribution agreement between NICC and the Company, dated as of November 12, 2001. Under the current distribution agreement, NICC appointed the Company as its exclusive distributor of frozen dessert products in Alaska, Colorado and various counties in Washington and Texas with respect to “grocery outlets,”’ including club stores, supercenters, drug stores and grocery stores, as its exclusive distributor of specified Nestlé and Dole® branded frozen novelty products in Indiana, Wisconsin, Illinois, Missouri, Kansas and various counties of Ohio with respect to “grocery outlets,” and as a non-exclusive distributor of frozen dessert products in Alaska, Missouri and various counties in Kansas with respect to non-grocery retail outlets including convenience stores, theme parks, street vending, sports and other special events, schools, theaters and cafeterias. The Company pays NICC for products based on NICC’s then prevailing distributor price list in effect at the time of the shipment of the order. As described in “Recent Events” on page 5, if the Merger Agreement is completed, the Company and NICC will become wholly-owned subsidiaries of New Dreyer’s and the Company anticipates that there will be no distribution agreement between New Dreyer’s and Nestlé following the completion of the Merger.

     Other business relationships existing between any of the nominees or continuing directors and the Company, or between the Company and any of the beneficial owners identified under the caption “Security Ownership of Certain Beneficial Owners” on page 11 are described under the captions “Executive Compensation” on page 15, “Security Ownership of Certain Beneficial Owners” on page 11, “Employment Contracts, Employment Termination and Change of Control Arrangements” on page 18 and “Compensation Committee Interlocks and Insider Participation” on page 22.

MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS

Election of Directors

     The directors of Class III will be elected at the 2003 Annual Meeting of Stockholders and will hold office until the earlier of the closing of the Merger, the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified. The nominees for directors of Class III, William F. Cronk, III, T. Gary Rogers and M. Steven Langman, constitute the current Class III of the Board of Directors with each of their terms expiring as of the date of the Annual Meeting. Information regarding the Board of Directors, including the business experience of the nominees for directors of Class III, is set out under the caption “Board of Directors” on page 6. No family relationship exists between any nominee and any of the other directors. Other business relationships existing between any of the nominees or continuing directors and the Company are described under the caption “Other Relationships” on page 23.

     Unless otherwise directed, the persons named in the enclosed form of proxy will vote such proxy for the election of William F. Cronk, III, T. Gary Rogers and M. Steven Langman, each of whom has consented to be named as a director of the Company and to serve if elected. In case any of Messrs. Cronk, Rogers or Langman becomes unavailable for election or declines to serve for any unforeseen reason, an event management does not anticipate, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III OF THE BOARD OF DIRECTORS.

Approval of Appointment of Independent Public Accountants

     PricewaterhouseCoopers LLP has been appointed to be the Company’s independent public accountants for the fiscal year ending December 27, 2003 to serve until the earlier of the closing of the Merger or the end of the 2003 fiscal year, and were the independent public accountants for the Company during the fiscal year ended December 28, 2002.

     The appointment of independent public accountants is made annually by the Audit Committee of the Board of Directors and is subsequently submitted to the stockholders for approval. In making its appointment, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. In addition, the Audit Committee reviews the types of professional services provided by PricewaterhouseCoopers LLP to determine whether the rendering of such services would impair the independence of PricewaterhouseCoopers LLP. Should stockholder approval not be obtained, the Audit Committee of the Board of Directors will consider it a directive to select and retain other independent public accountants.

     A representative or representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and will be available to respond to questions raised orally at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2003 FISCAL YEAR AND THEREAFTER UNTIL A SUCCESSOR IS APPOINTED.

VOTING INFORMATION

General Voting Information

     A stockholder may, with respect to the election of directors: (i) vote for the election of all the director nominees named herein; (ii) withhold authority to vote for the director nominees; or (iii) vote for the election of any of such director nominee(s) and against any of the other director nominee(s) by so indicating on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to each other matter specified in the notice of the Annual Meeting: (a) vote “FOR” the matter; (b) vote “AGAINST” the matter; or (c) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If there are no instructions from the stockholder on an executed proxy, the proxy will be voted as recommended by the Board of Directors.

     Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders. While not counted as votes for or against a proposal, abstentions have the same effect as votes against a proposal. Broker non-votes will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Approval of each matter specified in the Annual Meeting notice requires the affirmative vote of either a majority or a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter.

Votes Required For Approval

     Election of Directors: Plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

     Approval of PricewaterhouseCoopers LLP as independent public accountants: Majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

Voting Via the Internet or by Telephone

Shares Registered Directly in the Name of the Stockholder

     If you are a stockholder with shares registered directly with the Company’s transfer agent, you may vote telephonically by calling 1-800-690-6903 or you may vote via the Internet at the following address on the World Wide Web, and follow the instructions on your screen:

     www.proxyvote.com

Shares Registered in the Name of a Brokerage Firm or Bank

     A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services (“ADP”) that offer telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the World Wide Web, and follow the instructions on your screen:

     www.proxyvote.com

PROPOSALS OF STOCKHOLDERS

     The 2004 Annual Meeting of Stockholders will be held on or about May 19, 2004 unless the Merger has closed prior to such date. The SEC has adopted regulations that govern the inclusion of stockholder proposals in the Company’s annual proxy materials. Stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2004 Annual Meeting of Stockholders must be received by the Company by December 26, 2003. If the Company is not notified of a stockholder proposal by March 11, 2004, then the Board of Directors’ proxies will have discretionary authority to vote on such stockholder proposal, even though such proposal is not discussed in the proxy statement. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by Certified Mail, Return Receipt Requested, and be addressed to the Secretary of Dreyer’s Grand Ice Cream, Inc., 5929 College Avenue, Oakland, California 94618.

OTHER MATTERS

     The Company knows of no other business to be presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, it is intended that the proxy holders will vote on them in accordance with their best judgment.

By Order of the Board of Directors,

EDMUND R. MANWELL Secretary

Oakland, California April 25, 2003

Appendix A

DREYER’S GRAND ICE CREAM, INC.
CHARTER OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

     This charter governs the operations of the Audit Committee of the Board of Directors of Dreyer’s Grand Ice Cream, Inc. (the “Corporation”). The Audit Committee shall be comprised of at least three directors, each of whom shall satisfy the applicable membership requirements of the rules of the National Association of Securities Dealers, Inc. All committee members shall be financially literate. In addition, the Audit Committee shall not include any member who:

•	accepts any consulting, advisory, or other compensatory fee from the Corporation, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or

•	is an affiliated person of the Corporation or any subsidiary of the Corporation.

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing and reporting to the Board of Directors on the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or to the public, and on the Corporation’s compliance with legal and regulatory requirements. Management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper audits and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10 Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

     The members of the Audit Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Audit Committee may be replaced by the Board. Unless a chairman is elected by the full Board, members of the Audit Committee may designate a chairman by majority vote of the Audit Committee membership. The Corporation shall provide appropriate funding, as determined by the Audit Committee, to permit the Audit Committee to perform its duties under this charter and to compensate advisors, including special legal, accounting or other outside advisors or experts retained to assist the Audit Committee in fulfilling its duties under this charter.

     The Audit Committee shall:

     1.     Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants;

     2.     Retain the Corporation’s independent accountants; evaluate their independence, qualifications and performance; review the range and cost of audit and non-audit services performed by the independent accountants; approve in advance the engagement of the independent accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement;

     3.     Obtain periodically from the independent accountants a written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and in particular describing all relationships between the accountants and the Corporation, and discuss with the independent accountants any relationships or services that may impact their objectivity or independence;

     4.     Confer with the independent accountants and management concerning the scope of the independent accountants’ examinations of the books and records of the Corporation and its subsidiaries; direct the attention of the independent accountants to specific matters or areas deemed by the Audit Committee to be of special significance; and authorize the accountants to perform supplemental reviews or audits as the Audit Committee may deem desirable;

     5.     Review with management and the independent accountants significant risks and exposures, complex or unusual transactions, audit activities, and audit findings;

     6.     Review with management and the independent accountants the Corporation’s audited financial statements, including accompanying reports and analyses, the independent accountants’ opinion rendered with respect to such financial statements, including a review of the nature and extent of any significant changes in accounting principles or the application therein, and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in the Corporation’s Annual Report on Form 10-K, and recommend to the Board of Directors whether the financial statements should be included in the Corporation’s annual report on Form 10-K;

     7.     Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; the Chairman of the Audit Committee may represent the entire committee for the purposes of this review;

     8.     Review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation’s Quarterly Report on Form 10-Q, and discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent accountants under generally accepted auditing standards; the Chairman of the Audit Committee may represent the entire committee for the purposes of this review;

     9.     Obtain from the independent accountants their recommendations regarding internal control and other matters relating to the accounting procedures and the books and records of the Corporation and its subsidiaries; review and discuss with management the adequacy of the Corporation’s internal controls and procedures for financial reporting; review with the independent accountants the attestation to and report on internal controls and procedures, and the assessment made by management; and review the correction of controls and procedures deemed to be deficient in light of management’s assessment or the independent accountants’ report;

     10.     Adopt a policy assuring the rotation, as required by law, of the lead audit partner every five years, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board of Directors on its conclusions;

     11.     Approve as necessary the termination of the engagement of the independent auditor and select a replacement independent auditor;

     12.     Review with the independent accountants any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements; review with the independent accountants any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting significant auditing or accounting issues presented by the engagement and any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent accountants to the Corporation;

     13.     Review with the independent accountants the critical accounting policies and practices used by the Corporation, all alternative treatments of financial information within generally accepted accounting principles that the independent accountants have discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent accountants;

     14.     Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and other improprieties;

     15.     Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns;

     16.     Adopt a Code of Ethics for the Chief Executive Officer and senior financial officers and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics; establish procedures for granting waivers of the Code of Ethics by the Audit Committee and implement a system to notify the Corporation’s Chief Financial Officer and General Counsel of any such waivers; review conduct alleged to be in violation of such Code of Ethics and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct;

     17.     Provide an independent, direct communication, between the Board of Directors, financial management of the Corporation, and the independent accountants;

     18.     Report through its Chairman to the Board of Directors following meetings of the Audit Committee;

     19.     Maintain minutes or other records of meetings and activities of the Audit Committee;

     20.     Periodically review the powers and duties of the Audit Committee and report and make recommendations to the Board of Directors on these responsibilities;

     21.     Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities; the Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of any investigation; and

     22.     Consider such other matters in relation to the financial statements and accounts, the internal controls, and the external audit of the Corporation, as the Audit Committee may in its discretion determine to be advisable.

C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dreyer’s Grand Ice Cream, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

DREYER’S GRAND ICE CREAM, INC.

     Vote On Directors

1.	The election of three Class III directors	For	Withhold	For All
	Nominees:	All	All	Except
	1) William F. Cronk, III	☐	☐	☐
2) M. Steven Langman
3) T. Gary Rogers

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below

		For	Against	Abstain
Vote On Proposals

2.	The approval of PricewaterhouseCoopers LLP as the Company’s independent public accountants for fiscal year 2003.	☐	☐	☐

3.	With discretionary authority on such other matters as may properly come before the meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

Please date and sign exactly as your name(s) appears on your shares. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY

DREYER’S GRAND ICE CREAM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2003
ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints T. Gary Rogers, William F. Cronk, III and Edmund R. Manwell, or any of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock, $1.00 par value, of DREYER’S GRAND ICE CREAM, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of DREYER’S GRAND ICE CREAM, INC., to be held at the Calvin Simmons Ballroom in the Oakland Marriott City Center at 1001 Broadway, Oakland, California on Wednesday, May 21, 2003, at 3:00 p.m. and at any postponements or adjournments thereof, upon the matters stated on the reverse.

The 2003 Annual Meeting of Stockholders may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy.

(Continued, and to be signed, on reverse side.)